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EXHIBIT 11

                          CONSULIER ENGINEERING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY AND FULLY DILUTED


                      THREE MONTHS ENDED         NINE MONTHS ENDED
                         SEPTEMBER 30,             SEPTEMBER 30,
                       1995         1994         1995         1994
                    ----------   ----------   ----------   ----------
Net Income          $  218,130  $  142,084    $  697,578   $  650,920
Tax effected
 debt reduction (1)      N/A         N/A           N/A         60,800
                     ---------   ---------     ---------    ---------

Adjusted Net income $  218,130  $  142,084    $  697,578   $  711,720
                     =========   =========     =========    =========

Shares used in
computation:

Weighted average
number of
common shares
outstanding          2,520,211   2,519,586     2,521,627    2,532,720

Common stock
equivalents
from assumed
issuance using
the treasury
stock method -

Stock options and
warrants               155,698      N/A (2)      152,057      283,479
                    ----------  ----------    ----------   ----------

Primary shares O/S   2,675,909    2,803,065    2,673,684    2,816,199
                    ==========   ==========   ==========   ==========


Earnings per share: $      .08   $      .06   $      .26   $      .25
                    ==========   ==========   ==========   ==========

NOTES:
(1) At September 30, 1994 under the modified treasury stock method proceeds from the issuance of options and warrants exceeded the cost of repurchasing 20% of outstanding shares at average market price for the period. Accordingly, a debt reduction and the investment of funds in Treasury securities was assumed. Income was therefore adjusted net of the related tax effect.

(2) For the three month period ended September 30, 1994 the modified treasury stock method was anti-dilutive. Therefore, weighted average common shares were used in computing earnings per share.





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